Exhibit 99.1

FOR IMMEDIATE RELEASE
                                                   MEDIA CONTACT
                                                   Wendy Wall / Helen Vollmer
                                                   Vollmer Public Relations
                                                   (Wendy@vollmerpr.com)
                                                   713/546-2230 / 713/857-7605

                                                   INVESTOR RELATIONS CONTACT
                                                   Jennifer Tweeton
                                                   713/970-2134

           STAGE STORES ANNOUNCES MAJOR RESTRUCTURING

HOUSTON (June 1, 2000) - - Stage Stores, Inc. (NYSE:SGE) today filed for protection under Chapter 11 of the United States
Bankruptcy   Code.   The  company  commenced  its  reorganization
proceedings  in  the United States Bankruptcy Court  in  Houston,
Texas.
      "Because we have taken this most serious step, we believe Stage Stores will survive and be able to prosper once again," said says Jack Wiesner, Chairman, interim CEO, and President. "Once we reorganize, we will be a stronger company, more focused on our core business. This should result in our becoming a more competitive and profitable company."
     "Despite the difficulties the company has experienced, Stage Stores' basic business concept is viable because the majority of our stores are profitable," Wiesner notes. "With our Stage, Bealls and Palais Royal stores, we fill an important need by providing brand-name apparel to underserved markets, mostly in small town America."
     The company is in final discussions for a three-year, $450 million debtor-in-possession credit facility with CITICORP USA, INC. as agent, subject to documentation and bankruptcy court approval. The new facility will refinance certain indebtedness and provide for significant levels of incremental working capital to Stage.
     In conjunction with the Chapter 11 filing, the company's stock will be subject to "delisting" from the New York Stock Exchange.

     "While this course of action is very strong medicine for our company, filing bankruptcy can have definite positive aspects for our customers, employees and vendors," Wiesner says. "Once signed and approved, the debtor-in-possession credit facility will provide a significant line of credit and access to new capital. Payrolls and benefits will continue. In addition, we have the opportunity to work with our vendors to get the merchandise we need flowing back into the stores."

     During its reorganization period, the company has retained the services of Ron Wuensch of Houston to help the company through the Chapter 11 process. "Ron has put together a talented advisory group with extensive legal and financial experience in reorganizations," Wiesner notes. "Their expertise will allow for the reorganization process to be as smooth and seamless as possible, with very little effect on our customers and daily operations."
     The reorganization will require the closing of underperforming stores, resulting in a stronger core business. However, when possible, the company will offer other job opportunities to employees whose stores are closing.
     Stage Stores is actively seeking a new CEO to lead it back into profitability. Until that person is on board, Mr. Wiesner will continue to guide the company, along with an executive committee consisting of top management in merchandising, marketing, finance and operations. A board member of Stage Stores, Mr. Wiesner was CEO of C.R. Anthony Co., a national apparel chain that Stage Stores acquired in 1997.
     Stage Stores, Inc., brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the United States. The company currently operates more than over 600 stores in 33 states, primarily under the Stage, Bealls and Palais Royal names.
     Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the company with the Securities and Exchange Commission that the company urges investors to consider.

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